Exhibit 8.1

SUBSIDIARIES OF MINT INCORPORATION LIMITED

Subsidiaries	Place of Incorporation	Incorporation Date	Percentage Ownership
CKL Holding Limited	British Virgin Islands	October 27, 2023	100%
Grand Engineering and Construction Limited	Hong Kong SAR	February 10, 2025	100%
Matter International Limited (formerly name: Matter Interiors Limited)	Hong Kong SAR	November 16, 2018	100%
Spark Interiors Limited	Hong Kong SAR	December 23, 2025	100%
Axonex AI Limited (former name: Aspiration Group Limited)	British Virgin Islands	March 5, 2025	100%
Axonex Intelligence Pte. Ltd.	Singapore	October 24, 2025	100%
Axonex Intelligence Limited	Hong Kong SAR	January 10, 2025	100%
Aspiration X Limited	British Virgin Islands	October 3, 2025	100%
Rice Robotics AGI Holding Limited (a joint venture co-owned with Rice Robotics Holdings Limited)	British Virgin Islands	May 20, 2026	54%
RICE AI HOLDING LIMITED	British Virgin Islands	May 22, 2025	54%
RICE ROBOTICS (HONG KONG) LIMITED	Hong Kong SAR	August 21, 2023	54%
Axonex Automation Limited (a joint venture co-owned with Synergy Technology Group Limited; has not yet commenced business)	Hong Kong SAR	March 3, 2026	100%
Axonex Robotics Limited (a joint venture co-owned with AIMO (HK) Limited)	Hong Kong SAR	October 30, 2025	60%
RICE ROBOTICS KK	Japan	July 3, 2023	54%